                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Emerson Electric Company:

We consent to the inclusion of our report dated January 17, 2002, with respect to the combined balance sheets of ENI as of September 30, 2001 and 2000, and the related combined statements of income, divisional control and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the Form 8-K/A of MKS Instruments, Inc. dated April 15, 2002.


/s/ KPMG LLP

Rochester, New York
April 15, 2002